Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Bernard H. Clineburg,

Tysons Corner, Virginia

Chairman, President & CEO (703) 584-3400

April 22, 2005

                Robert A. Cern,

EVP & CFO (703) 584-3400

CARDINAL FINANCIAL CORPORATION’S FIRST QUARTER

EARNINGS DOUBLE FROM PRIOR YEAR

Cardinal Financial Corporation (NASDAQ: CFNL) (the “Company”), parent company of Cardinal Bank, today announced net income of $1.6 million or $0.09 per diluted share for the first quarter of 2005, an increase of 124%, compared to first quarter 2004 net income of $719 thousand or $0.04 per diluted share. The current year earnings include the operating results of George Mason Mortgage, LLC (“George Mason”), which was purchased by the Company in July 2004. Weighted average diluted shares outstanding were 18.8 million and 17.9 million for the first quarter of 2005 and 2004, respectively.

Net interest income increased 61.9% or $3.0 million to $7.8 million for the quarter ended March 31, 2005, compared to $4.8 million for the quarter ended March 31, 2004, due primarily to increases in loans held for sale, net and loans receivable, net of fees. Non-interest income increased from $877 thousand for the quarter ended March 31, 2004 to $5.2 million for the quarter ended March 31, 2005, due primarily to a $3.6 million increase in net gain on sales of loans and a $524 thousand increase in management fee income. The increases in net gain on sales of loans and management fee income were attributable to George Mason. Offsetting these revenue increases were a $475 thousand increase in the provision for loan losses, a result of increases in loan volume, and a $5.5 million increase in non-interest expense, primarily attributable to George Mason and continued bank branch expansion.  During the 12 months ended March 31, 2005, the Company opened seven branch banking facilities, including its 19th branch which is located in Sterling, Virginia in January 2005.  The Company has also submitted applications to banking regulators to open three additional branch banking offices, including one in the District of Columbia.

The Company’s net interest margin was 2.84% for the quarter ended March 31, 2005, compared to 3.00% for the comparable quarter of the prior year.  For the year ended December 31, 2004, the Company’s net interest margin was 2.72%. The Company remains asset sensitive and therefore anticipates that net interest margin will improve in a rising rate environment. Return on average assets was 0.57% for the quarter ended March 31, 2005, compared to 0.43% for the quarter ended March 31, 2004. Return on average equity was 6.61% for the quarter ended March 31, 2005 compared to 3.14% for the same quarter of the prior year. The returns on average assets and average equity for the year ended December 31, 2004 were 0.37% and 3.69%, respectively.

At March 31, 2005, total assets were $1.28 billion, a $66.8 million or 5.5% increase from assets at December 31, 2004.  Loans held for sale, net were $364.1 million at March 31, 2005, compared to $365.5 million at December 31, 2004. Loans receivable, net of fees were $535.7 million at March 31, 2005, an increase of 9.4% from December 31, 2004. The allowance for loan losses was 1.20% of loans receivable, net of fees at each of March 31, 2005 and December 31, 2004. Total deposits at March 31, 2005 were $894.9 million, a $70.7 million or 8.6% increase from December 31, 2004. Demand deposits grew by 4.6% during the first quarter of 2005 and were $110.3 million at March 31, 2005.  During the quarter ended March 31, 2005, George Mason originated or acquired approximately $835 million in loans, including managed company loans of approximately $413 million.  Net income from George Mason comprised approximately two-thirds of consolidated net income for the quarter ended March 31, 2005.

Asset quality at the Company remains strong. At March 31, 2005, non-accrual loans were $604 thousand, compared to $547 thousand at December 31, 2004. Non-accrual loans were 0.11% of total loans receivable at each of March 31, 2005 and December 31, 2004.

Bernard Clineburg, Chairman, President and CEO, said, “We are excited about our first quarter 2005 earnings which includes the full benefits associated with our acquisition of George Mason.  We have continued to achieve phenomenal growth through the increases in our loans and deposits, sparked by the banking offices we opened in 2004.  We continue to execute our strategic plan at a slightly faster pace than originally anticipated.  The revenue streams of George Mason Mortgage will continue to enhance and diversify our earnings while our new banking offices establish themselves and further contribute to the profitability of the Company.  We continue to be one of the largest publicly traded banks headquartered in Northern Virginia with attention to high levels of personal service to our customers.”

The Company’s Annual Shareholders Meeting will be held today at 10:00 a.m. (EST) at the Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, Virginia.

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements contain information related to matters such as the Company’s intent, belief or expectation with respect to matters such as financial performance and branch expansion. Such statements are necessarily based on management’s assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission.

To learn more about Cardinal Financial Corporation and its subsidiaries, please log on to www.cardinalbank.com or call (703) 584-3400.

Cardinal Financial Corporation and Subsidiaries
Summary Statements of Condition
March 31, 2005 and December 31, 2004
(Dollars in thousands)

	(Unaudited)
	March 31, 2005	December 31, 2004	% Change
Cash and due from banks	$15,979	$15,205	5.1%
Federal funds sold	17,650	8,203	115.2%

Investment securities - available-for-sale	163,377	151,554	7.8%
Investment securities - held-to-maturity	133,435	137,953	-3.3%
Total investment securities	296,812	289,507	2.5%

Other investments	7,621	8,110	-6.0%
Loans held for sale, net	364,126	365,454	-0.4%

Loans receivable, net of fees	535,704	489,896	9.4%
Allowance for loan losses	(6,432)	(5,878)	9.4%
Loans receivable, net	529,272	484,018	9.3%

Premises and equipment, net	17,383	15,531	11.9%
Goodwill and intangibles, net	14,645	14,694	-0.3%
Other assets	14,868	10,854	37.0%

TOTAL ASSETS	$1,278,356	$1,211,576	5.5%

Non-interest bearing deposits	$110,312	$105,424	4.6%
Interest bearing deposits	784,559	718,786	9.2%
Total deposits	894,871	824,210	8.6%

Other borrowed funds	188,715	201,085	-6.2%
Warehouse financing	-	30,245	-100.0%
Mortgage funding checks	74,263	46,392	60.1%
Escrow liabilities	8,549	3,020	183.1%
Other liabilities	16,228	11,519	40.9%

Shareholders' equity	95,730	95,105	0.7%

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,278,356	$1,211,576	5.5%

Cardinal Financial Corporation and Subsidiaries
Summary Statements of Operations
Three Months Ended March 31, 2005 and 2004
(Dollars in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended
	March 31,
	2005	2004	% Change
Net interest income	$7,822	$4,833	61.8%
Provision for loan losses	(549)	(74)	641.9%
Net interest income after provision for loan losses	7,273	4,759	52.8%

Service charges on deposit accounts	280	241	16.2%
Loan service charges	626	195	221.0%
Investment fee income	159	178	-10.7%
Net gain on sales of loans	3,581	13	27446.2%
Net realized gain on investment securities available-for-sale	-	241	-100.0%
Management fee income	524	-	100.0%
Other non-interest income	13	9	44.4%
Total non-interest income	5,183	877	491.09%

Net interest income and non-interest income	12,456	5,636	121.0%

Salaries and benefits	4,870	2,164	125.0%
Occupancy	1,046	496	110.9%
Depreciation	680	310	119.4%
Data processing	508	195	160.5%
Telecommunications	333	103	223.3%
Other operating expense	2,658	1,287	106.5%
Total non-interest expense	10,095	4,555	121.6%
Net income before income taxes	2,361	1,081	118.4%
Provision for income taxes	749	362	106.9%
NET INCOME	$1,612	$719	124.2%

Earnings per common share, basic	$0.09	$0.04	122.3%
Earnings per common share, diluted	$0.09	$0.04	125.0%
Weighted-average common shares outstanding - basic	18,524,847	17,460,989	6.1%
Weighted-average common shares outstanding - diluted	18,830,265	17,884,580	5.3%

Cardinal Financial Corporation and Subsidiaries
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
Three Months Ended March 31, 2005 and 2004
(Dollars in thousands)

	For the Three Months Ended
	March 31, 2005		March 31, 2004
	Average Balance	Average Yield	Average Balance	Average Yield
Interest-earning assets:
Loans receivable, net of fees	$505,860	5.76%	$336,652	5.62%
Loans held for sale	289,024	4.65%	133	6.02%
Investment securities - available-for-sale	153,907	3.72%	142,128	3.58%
Investment securities - held-to-maturity	135,945	3.85%	150,016	3.60%
Other investments	5,172	4.19%	3,634	4.18%
Federal funds sold	11,162	2.20%	12,146	0.92%
Total interest-earning assets	1,101,070	4.90%	644,709	4.60%

Non-interest earning assets:
Cash and due from banks	2,519		10,256
Premises and equipment, net	17,000		6,833
Goodwill and intangibles, net	14,501		22
Accrued interest and other assets	7,803		7,212
Allowance for loan losses	(5,988)		(4,408)

TOTAL ASSETS	$1,136,905		$664,624

Interest-bearing liabilities:
Interest-bearing deposits	$743,948	2.55%	$424,746	2.15%
Other borrowed funds	153,580	2.62%	73,545	1.63%
Total interest-bearing liabilities	897,528	2.56%	498,291	2.07%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	103,883		72,399
Other liabilities	37,979		2,204

Shareholders' equity	97,515		91,730

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,136,905		$664,624

NET INTEREST MARGIN		2.84%		3.00%

Cardinal Financial Corporation and Subsidiaries
Selected Financial Information
(In thousands, except per share data and ratios)
(Unaudited)

	For the Three Months Ended
	March 31,
	2005	2004
Results of Operations
Interest income	$13,491	$7,415
Interest expense	5,669	2,582
Net interest income	7,822	4,833
Provision for loan losses	549	74
Net interest income after provision for loan losses	7,273	4,759
Non-interest income	5,183	877
Non-interest expense	10,095	4,555
Net income before income taxes	2,361	1,081
Provision for income taxes	749	362
Net income	$1,612	$719

Balance Sheet Data:	March 31, 2005	March 31, 2004
Total assets	$1,278,356	$693,451
Loans receivable, net of fees	535,704	334,476
Allowance for loan losses	(6,432)	(4,347)
Loans held for sale	364,126	688
Total investment securities	296,812	322,121
Total deposits	894,871	525,931
Other borrowed funds	188,715	71,758
Total shareholders' equity	95,730	93,340

Common shares outstanding	18,531	18,371

Selected Average Balances	March 31, 2005	March 31, 2004
Total assets	$1,136,905	$664,624
Loans receivable, net of fees	505,860	336,652
Allowance for loan losses	(5,988)	(4,408)
Loans held for sale	289,024	133
Total investment securities	289,852	292,144
Earning assets	1,101,070	644,709
Total deposits	847,831	497,145
Other borrowed funds	153,580	73,545
Total shareholders' equity	97,515	91,730
Weighted Average:
Common shares outstanding - basic	18,525	17,461
Common shares outstanding - diluted	18,830	17,885

Per Common Share Data:
Basic net income	$0.09	$0.04
Fully diluted net income	0.09	0.04
Book value	5.17	5.08
Tangible book value (1)	4.38	5.08

Performance Ratios:
Return on average assets	0.57%	0.43%
Return on average equity	6.61%	3.14%
Net interest margin (2)	2.84%	3.00%
Efficiency ratio (3)	77.62%	79.77%
Non-interest income to average assets	1.82%	0.53%
Non-interest expense to average assets	3.55%	2.74%

Asset Quality Data:
Annualized net charge-offs to average loans receivable, net of fees	0.00%	0.08%
Non-performing loans to loans receivable, net of fees	0.11%	0.07%
Non-performing loans to total assets	0.05%	0.03%
Allowance for loan losses to loans receivable, net of fees	1.20%	1.30%
Allowance for loan losses to nonperforming loans	1064.9%	1834.2%

Capital Ratios:
Tier 1 risk-based capital	12.07%	19.91%
Total risk-based capital	12.82%	20.84%
Leverage capital ratio	9.23%	14.65%

(1) Decrease attributable to goodwill associated with the George Mason acquistion.
(2) Net interest margin is calculated as net interest income divided by total average earnings assets.
(3) Efficiency ratio is calculated as total non-interest income divided by the total of net interest income after provision for loan losses and non-interest income.